CONCENTRIC NETWORK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,

	1997	1998	1999

OPERATING ACTIVITIES

Net loss	$(55,582)	$(82,106)	$(85,085)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation	16,852	24,442	28,404

Amortization of deferred interest, cost of revenue and marketing and sales related to issuance of warrants	1,720	1,210	1,433

Amortization of goodwill and other intangible assets	—	3,842	7,913

Amortization of deferred financing costs	—	526	721

Amortization of other deferred assets	—	3,025	1,989

Amortization of deferred compensation	658	373	373

Gain on early retirement of debt	—	(3,042)	—

Write-off of in-process technology	—	5,200	—

Loss on disposal of equipment	162	—	—

Changes in current assets and liabilities:

Prepaid expenses and other current assets	(3,581)	1,009	(7,765)

Accounts receivable	(2,700)	(7,140)	(16,517)

Accounts payable	(7,287)	7,408	3,495

Accrued compensation and other employee benefits	863	(315)	1,538

Deferred revenue	197	509	1,632

Other current liabilities	2,795	(1,575)	794

Net cash used in operating activities	(45,903)	(46,634)	(61,075)
INVESTING ACTIVITIES

Net change in restricted cash	—	—	(124,935)

Additions of property and equipment	(6,130)	(23,489)	(41,719)

Proceeds from sale of property and equipment	—	—	135

Increase in refundable deposits	—	(1,200)	—

Decrease (increase) in note receivable	(370)	100	(15,830)

Net change in short term investments	—	(52,226)	(27,869)

Net change in long term investments	—	—	(27,101)

Acquisition of InterNex Information Services, Inc., net of cash acquired	—	(15,452)	—

Acquisition of AnaServe, Inc., net of cash acquired	—	(9,625)	—

Acquisition of 9Net Avenue Inc., net of cash acquired	—	—	(796)

Net cash used in investing activities	(6,500)	(101,892)	(238,115)
FINANCING ACTIVITIES

Proceeds from notes payable	155,000	—	—

Change in restricted cash	(52,525)	16,287	17,113

Repayment of lease obligations to a related party	(10,039)	(3,079)	—

Repayment of lease obligations to a related party — early retirement of debt	—	(24,750)	—

Repayment of lease obligations	(1,517)	(7,079)	(5,823)

Net change in notes payable	(2,000)	(1,960)	326

Repurchase of common stock	(2,765)	—	—

Deferred financing costs	(5,006)	(320)	(4,021)

Proceeds from issuance of redeemable exchangeable preferred stock, net of issuance costs	—	144,148	50,000

Proceeds from issuances of stock and warrants	73,557	4,308	168,498

Net cash provided by financing activities	154,705	127,555	226,093

Increase (decrease) in cash and cash equivalents	102,302	(20,971)	(73,097)

Cash and cash equivalents at beginning of period	17,657	119,959	98,988

Cash and cash equivalents at end of period	$119,959	$98,988	$25,891

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

Stock exchanged for notes payable, including accrued interest	$3,041	$—	$—

Capital lease obligations incurred with a related party	23,042	1,285	—

Capital lease obligations incurred	—	5,363	1,385

Reduction of accounts payable through capital lease obligations incurred	2,000	—	—

Issuance of warrants	5,370	1,900	11,940

Accretion of dividends and financing costs	—	11,958	26,697
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Interest paid	$5,728	$22,609	$20,998

See accompanying notes.